Exhibit 99.1

PORT ANGELES, Wash., Apr. 26, 2023 (GLOBE NEWSWIRE)

First Northwest Bancorp Reports First Quarter 2023 Earnings

Matthew P. Deines, President and CEO, comments on financial results:

"First Fed generated solid first quarter results despite the well-publicized challenges in the banking industry," said Matthew P. Deines, President and CEO of First Northwest Bancorp. "Our granular deposit franchise and reputation as a trusted member of the communities we serve has proved a source of strength and stability. We are well-positioned to navigate the rapidly changing environment and enhance long-term shareholder value."

The Board of Directors of First Northwest Bancorp declared a quarterly cash dividend of $0.07 per common share. The dividend will be payable on May 26, 2023, to shareholders of record as of the close of business on May 12, 2023.

FINANCIAL HIGHLIGHTS	1Q 23	4Q 22	1Q 22	x	1Q 23 Highlights
FINANCIAL RESULTS (in millions)					●	Deposit growth year-to-date of $30.0 million
Operating revenue (1)	$18.6	$22.3	$17.9		–	Retail growth $29.3 million, or 2.0%
Noninterest expense	14.9	15.1	14.8		–	Brokered growth $654,000, or 0.5%
Pre-provision net income	16.3	18.9	15.5
Net income	3.5	6.1	2.8		●	Loan growth year-to-date of $31.9 million,
PER SHARE DATA						or 2%
Basic and diluted earnings	$0.39	$0.66	$0.30
Book value	16.57	16.31	17.77		●	Deposit insurance coverage update:
Tangible book value *	16.38	16.13	17.56		–	Estimated uninsured deposits totaling
BALANCE SHEET (in millions)						$271.3 million, or approximately 17%
Total loans	$1,579	$1,548	$1,386			of total deposits
Total deposits	1,594	1,564	1,549			42% of uninsured in urban areas
Total shareholders' equity	160	158	178			58% of uninsured in rural areas
ASSET QUALITY					–	Estimated collateralized deposits to total
Net charge-off ratio	0.25%	0.11%	0.00%			deposits of 7%
Nonperforming assets to total assets	0.12	0.09	0.06		–	Estimated insured deposits to total
Allowance for credit losses on loans						deposits of 76%
to total loans	1.10	1.04	1.09
Nonperforming loan coverage ratio	661	900	1,227		●	Liquidity:
SELECTED RATIOS						Increased on balance sheet liquidity
Return on average assets	0.70%	1.18%	0.60%			in response to recent bank failures.
Return on average equity	8.98	15.26	6.01
Return on average tangible equity *	9.08	15.45	6.09		●	Asset quality:
Net interest margin	3.46	3.96	3.53			Credit metrics remain stable. Past due and
Efficiency ratio	79.78	67.91	82.91			nonperforming balances remain low.
Common equity tier 1 (CETI) ratio	13.34	13.40	13.67
Total risk-based capital ratio	14.36	14.42	14.73

(1)  Net interest income before provision plus noninterest income

* See reconciliation of Non-GAAP Financial Measures later in this release.

First Northwest Bancorp (Nasdaq: FNWB) ("First Northwest" or "Company") today reported quarterly net income of $3.5 million for the first quarter of 2023, compared to $6.1 million for the fourth quarter of 2022, and $2.8 million for the first quarter of 2022. Basic and diluted earnings per share were $0.39 for the first quarter of 2023, compared to $0.66 for the fourth quarter of 2022, and $0.30 for the first quarter of 2022. In the first quarter of 2023, the Company generated a return on average assets ("ROAA") of 0.70%, a return on average equity ("ROAE") of 8.98%, and a return on average tangible common equity* of 9.08%. Results in the first quarter of 2023 were positively impacted by a recapture of provision for credit losses on unfunded commitments and a reduction in noninterest expense.

The Company implemented the Current Expected Credit Loss (“CECL”) model for estimating the allowance for losses on loans and other assets effective January 1, 2023. The initial recognition resulted in increases of $2.2 million to the Allowance for Credit Losses on Loans and $1.5 million to the Unfunded Commitment Liability. The tax-effected cumulative effect of this change in accounting estimate of $3.0 million was recorded in retained earnings. Subsequent adjustments in the allowance for credit losses estimate are recorded in net income. The CECL model attempts to predict future losses by relying on projected metrics, such as unemployment and national GDP, applied to current balances. We recorded a recapture of the provision for credit losses during the first quarter of 2023 primarily due to a $22.2 million reduction in unfunded commitments during the current quarter. We anticipate continued fluctuation in the provision for credit losses going forward as both projected metrics and balances change.

Net Interest Income

Total interest income decreased $379,000 to $23.3 million for the first quarter of 2023, compared to $23.7 million in the previous quarter, and increased $6.4 million from $16.9 million in the first quarter of 2022. Interest income decreased in the current quarter due to a higher reduction in fees related to the prepayment of certain loans compared to the prior quarter in excess of the gains recorded from higher yields on earning assets. Interest and fees on loans increased year-over-year, in part, as the Company's banking subsidiary, First Fed Bank ("First Fed" or "Bank"), grew the loan portfolio through single-family, multi-family and commercial real estate lending as well as purchased auto and manufactured home loans. Loan yields have increased over the prior year due to higher rates on new originations as well as the repricing of variable rate loans tied to the Prime Rate or other indices.

Total interest expense was $7.0 million for the first quarter of 2023, compared to $4.7 million in the fourth quarter of 2022 and $1.4 million in the first quarter a year ago. Current quarter interest expense was higher due to a 50 basis point increase in the cost of deposits to 1.12% at March 31, 2023, from 0.62% at the prior quarter end. The increase over the first quarter of 2022 was the result of a 93 basis point increase in the cost of deposits from 0.19% one year prior along with higher volumes of short-term FHLB advances and certificates of deposit ("CDs"). A shift in the deposit mix from transaction and money market accounts to a higher volume of savings accounts and CDs, primarily promotional, resulted in higher costs of deposits.

Net interest income before provision for credit losses for the first quarter of 2023 decreased 13.9% to $16.3 million, compared to $18.9 million for the preceding quarter, and increased 5.3% from the first quarter one year ago.

The Company recorded a $500,000 recapture of provision for credit losses in the first quarter of 2023, reflecting a decrease in unfunded commitments during the quarter, primarily due to construction loan disbursements, as well as improvements in the underlying assumptions driving anticipated loss rates within the CECL model adopted January 1, 2023. Specifically, the gross domestic product assumption metric improved since implementation at the beginning of 2023. This compares to a loan loss provision of $285,000 for the preceding quarter and no provision for the first quarter of 2022, which were both estimated using the incurred loss method based on historical loss trends combined with qualitative adjustments.

The net interest margin decreased to 3.46% for the first quarter of 2023, from 3.96% the prior quarter, and decreased 7 basis points compared to the first quarter of 2022 of 3.53%. Decreases from both the prior quarter and the prior year are primarily due to higher funding costs for both deposits and borrowed funds.

The yield on average earning assets of 4.95% for the first quarter of 2023, was flat compared to the fourth quarter of 2022, and increased 109 basis points from 3.86% for the first quarter of 2022. Higher loan rates at origination and increased yields on variable-rate loans were offset by a decline in the recognition of fees related to the prepayment of certain loans during the fourth quarter. The year-over-year increase was primarily due to higher average loan balances augmented by increases in yields, which were positively impacted by the rising rate environment and overall improvements in the mix of interest-earning assets.

The cost of average interest-bearing liabilities increased to 1.81% for the first quarter of 2023, compared to 1.24% for the fourth quarter of 2022, and increased from 0.43% for the first quarter of 2022. Total cost of funds increased to 1.53% for the first quarter of 2023 from 1.02% in the prior quarter and increased from 0.34% for the first quarter of 2022. Current quarter increases were due to higher costs on interest-bearing deposits and advances in addition to an increase in average certificate of deposit balances.

The increase over the same quarter last year was driven by higher rates paid on deposits. The Company has attracted and retained funding through the use of promotional products. The mix of retail deposit balances has shifted away from non-maturity accounts towards higher cost term certificate and savings products. Retail CDs represented 22.8%, 17.3% and 11.7% of retail deposits at March 31, 2023, December 31, 2022 and March 31, 2022, respectively.

Selected Yields	1Q 23	4Q 22	3Q 22	2Q 22	1Q 22
Loan yield	5.16%	5.22%	4.75%	4.48%	4.43%
Investment securities yield	3.93	3.71	3.21	2.96	2.57
Cost of interest-bearing deposits	1.37	0.78	0.41	0.26	0.24
Cost of deposits	1.12	0.62	0.32	0.20	0.19
Cost of borrowed funds	3.92	3.30	2.50	1.96	2.32
Net interest spread	3.14	3.72	3.72	3.65	3.43
Net interest margin	3.46	3.96	3.88	3.77	3.53

Noninterest Income

Noninterest income declined 30.7% to $2.3 million for the first quarter of 2023 from $3.4 million for the fourth quarter of 2022 from the prior quarter due partly to the non-recurring BOLI death benefit payment recorded in the fourth quarter of 2022. Noninterest income declined slightly from the same quarter one year ago, with decreases in gain on sale of loans and gain on sale investment securities. Saleable mortgage loan production continues to be hindered by reduced refinancing activity due to rising market rates on mortgage loans and a lack of single-family home inventory compared to the prior year.

Noninterest Income
$ in thousands	1Q 23	4Q 22	3Q 22	2Q 22	1Q 22
Loan and deposit service fees	$1,141	$1,163	$1,302	1,091	$1,173
Sold loan servicing fees and servicing right mark-to-market	493	202	206	27	432
Net gain on sale of loans	176	55	285	231	253
Net gain on sale of investment securities	—	—	—	(8)	126
Increase in cash surrender value of bank-owned life insurance	226	230	221	213	252
Income from death benefit on bank-owned life insurance, net	—	1,489	—	—	—
Other income	298	229	320	668	167
Total noninterest income	$2,334	$3,368	$2,334	$2,222	$2,403

Noninterest Expense

Noninterest expense totaled $14.9 million for the first quarter of 2023, compared to $15.1 million for the preceding quarter and $14.8 million for the first quarter a year ago. Compensation and benefits was lower due to a decrease in medical insurance and payroll tax expense as well as lower commissions and incentives paid. The payroll tax expense was reduced in the first quarter of 2023 by a portion of the Employee Retention Credit ("ERC") received in March 2023. These decreases were partially offset by an increase in advertising related to strategic deposit gathering initiatives and additional corporate sponsorships. The increase over the first quarter of 2022 reflects increases in data processing and occupancy expenses associated with building enhanced technological infrastructure, offset by the medical insurance and payroll tax refunds received and lower commissions and incentives paid in 2023.

Noninterest Expense
$ in thousands	1Q 23	4Q 22	3Q 22	2Q 22	1Q 22
Compensation and benefits	$7,837	$8,357	$9,045	$9,735	$8,803
Data processing	2,038	2,119	1,778	1,870	1,772
Occupancy and equipment	1,209	1,300	1,499	1,432	1,167
Supplies, postage, and telephone	355	333	322	408	313
Regulatory assessments and state taxes	389	372	365	441	361
Advertising	1,041	486	645	1,370	752
Professional fees	806	762	695	629	559
FDIC insurance premium	257	235	219	211	223
Other expense	939	1,179	807	867	881
Total noninterest expense	$14,871	$15,143	$15,375	$16,963	$14,831
Efficiency ratio	79.78%	67.91%	74.86%	87.15%	82.91%

Investment Securities

Investment securities increased $2.5 million, or 0.8%, to $329.1 million at March 31, 2023, compared to $326.6 million three months earlier, and decreased $48.6 million compared to $377.7 million at March 31, 2022. The market value of the portfolio increased $4.8 million during the first quarter of 2023, primarily driven by a decrease in long-term interest rates. At March 31, 2023, municipal bonds totaled $101.9 million and comprised the largest portion of the investment portfolio at 31.0%. Non-agency issued mortgage-backed securities were the second largest segment, totaling $93.0 million, or 28.3%, of the portfolio at quarter end. The estimated average life of the securities portfolio was approximately 8.1 years, compared to 8.2 years in the prior quarter and 7.0 years in the first quarter of 2022. The effective duration of the portfolio was approximately 5.1 years, compared to 5.1 years in the prior quarter and 5.0 years at the end of the first quarter of 2022.

Investment Securities
$ in thousands	1Q 23	4Q 22	3Q 22	2Q 22	1Q 22
Municipal bonds	$101,910	$98,050	$96,130	$104,048	$110,248
U.S. Treasury notes	2,390	2,364	2,355	2,420	2,450
International agency issued bonds (Agency bonds)	1,745	1,702	1,683	1,762	1,811
Corporate issued debt securities (Corporate debt)	55,117	55,499	56,165	57,977	59,904
U.S. Small Business Administration securities (SBA)	—	—	—	—	2,777
Mortgage-backed securities:
U.S. government agency issued mortgage-backed securities (MBS agency)	74,946	75,648	78,231	85,796	96,064
Non-agency issued mortgage-backed securities (MBS non-agency)	92,978	93,306	94,872	101,141	104,441

Loans and Unfunded Loan Commitments

Net loans, excluding loans held for sale, increased $30.6 million, or 2.0%, to $1.56 billion at March 31, 2023, from $1.53 billion at December 31, 2022, and increased $191.5 million, or 14.0%, from $1.37 billion one year ago. One-to-four family loans increased $11.0 million during the current quarter as a result of $1.1 million in new amortizing loan originations and $18.1 million of residential construction loans that converted to permanent amortizing loans, partially offset by sales and payments received. Multi-family loans increased $32.3 million during the current quarter. The increase was the result of new originations totaling $9.2 million and $9.9 million of construction loans converting into permanent amortizing loans. Construction loans decreased $32.4 million during the quarter, with $48.0 million converting into fully amortizing loans, partially offset by draws on new and existing loans. Commercial business, automobile, and home equity loans increased $23.1 million, $12.0 million and $1.2 million, respectively, during the current quarter compared to the previous quarter as originations and draws on existing commitments exceeded payoffs and scheduled payments. Commercial real estate loans decreased $16.0 million, with payoffs and scheduled payments in excess of the $20.0 million of construction loans that converted into permanent amortizing loans.

The Company originated $5.8 million in residential mortgages during the first quarter of 2023 and sold $5.4 million, with an average gross margin on sale of mortgage loans of approximately 1.99%. This production compares to residential mortgage originations of $8.6 million in the preceding quarter with sales of $3.3 million, with an average gross margin of 2.19%. Higher market rates on mortgage loans and a lack of single-family home inventory continued to hinder saleable mortgage loan production in the first quarter. New single-family residence construction loan commitments totaled $4.9 million in the first quarter, compared to $16.1 million in the preceding quarter.

Loans by Collateral and Unfunded Commitments
$ in thousands	1Q 23	4Q 22	3Q 22	2Q 22	1Q 22
One-to-four family construction	$65,770	$63,021	$58,038	$60,848	$70,091
All other construction and land	95,769	130,588	157,527	152,024	137,611
One-to-four family first mortgage	394,595	384,255	374,309	351,813	331,788
One-to-four family junior liens	9,140	8,219	7,244	2,701	2,969
One-to-four family revolving open-end	30,473	29,909	27,496	25,438	20,897
Commercial real estate, owner occupied:
Health care	23,311	23,463	23,909	24,058	24,235
Office	22,246	22,583	23,002	24,311	25,936
Warehouse	16,782	20,411	18,479	21,144	21,174
Other	52,212	47,778	38,282	31,375	29,142
Commercial real estate, non-owner occupied:
Office	58,711	59,216	60,655	62,971	61,522
Retail	52,175	54,800	53,186	50,818	48,929
Hospitality	45,978	46,349	44,359	44,845	53,633
Other	93,207	89,047	98,386	96,597	79,585
Multi-family residential	284,699	252,765	242,509	220,677	203,101
Commercial business loans	80,825	73,963	69,626	69,888	52,848
Commercial agriculture and fishing loans	1,829	1,847	938	525	539
State and political subdivision obligations	439	439	472	472	472
Consumer automobile loans	136,540	136,213	134,221	133,364	127,712
Consumer loans secured by other assets	114,343	102,333	104,272	102,685	93,165
Consumer loans unsecured	420	352	481	745	367
Total loans	$1,579,464	$1,547,551	$1,537,391	$1,477,299	$1,385,716

Unfunded loan commitments	$203,014	$225,836	$231,208	$250,311	$260,391

Deposits

Total deposits increased $30.0 million, to $1.59 billion at March 31, 2023, compared to $1.56 billion at December 31, 2022, and increased $44.8 million, or 2.9%, compared to $1.55 billion one year ago. Increases in consumer CDs of $75.2 million, business savings account balances of $29.8 million, business CD balances of $12.3 million, consumer savings account balances of $11.4 million, and brokered CDs of $654,000, were offset by decreases in consumer money market account balances of $62.2 million, business demand account balances of $15.1 million, consumer demand account balances of $12.4 million, business money market account balances of $8.0 million, and public fund CDs of $1.9 million during the first quarter. We believe decreases in certain categories were driven by customers seeking higher rates and additional diversification over a variety of account types. The current rate environment has contributed to greater competition for deposits with more rate specials offered to attract new funds.

Demand deposits decreased 9.4% compared to a year ago to $481.3 million at March 31, 2023, and represented 30.2% of total deposits; money market accounts decreased 30.8% compared to a year ago to $402.8 million, and represented 25.3% of total deposits; savings accounts increased 22.7% compared to a year ago to $242.1 million at March 31, 2023, and represented 15.2% of total deposits; and CDs increased 95.8% compared to a year ago to $468.0 million at quarter-end, and represented 29.4% of total deposits. Brokered CDs increased $68.8 million to $134.5 million at March 31, 2023, from $65.7 million a year ago, accounting for 30.0% of the increase in CD balances.

The Company estimates that approximately 17% of total deposits are uninsured. Consumer deposits make up 62% of total deposits with an average balance of approximately $24,000 per account. Collateralized public fund balances totaled $115.3 million at March 31, 2023. While the mix of deposits moved to higher cost product types, the Company did not experience any unusual deposit activity in the first quarter of 2023.

Deposits
$ in thousands	1Q 23	4Q 22	3Q 22	2Q 22	1Q 22
Noninterest-bearing demand deposits	$292,119	$315,083	$342,808	$336,311	$326,289
Interest-bearing demand deposits	189,187	193,558	192,504	192,114	204,949
Money market accounts	402,760	473,009	519,018	587,747	581,804
Savings accounts	242,117	200,920	196,780	195,029	197,351
Certificates of deposit, retail	333,510	247,824	224,574	183,823	173,281
Certificates of deposit, brokered	134,515	133,861	129,551	85,700	65,740
Total deposits	$1,594,208	$1,564,255	$1,605,235	$1,580,724	$1,549,414

Noninterest-bearing deposits to total deposits	18%	20%	21%	21%	21%
Total loans to total deposits	99%	99%	96%	93%	89%

Asset Quality

Nonperforming loans were $2.6 million at March 31, 2023, an increase of $843,000 from December 31, 2022, related to increased delinquencies in a single-family residential loan, Triad purchased manufactured home loans and Splash unsecured consumer loans. The percentage of the allowance for credit losses on loans to nonperforming loans decreased to 661% at March 31, 2023, from 900% at December 31, 2022, and decreased from 1227% at March 31, 2022. Classified loans increased $1.3 million to $18.2 million at March 31, 2023, due to the downgrade of one $537,000 single-family residential loan during the first quarter along with delinquent Triad purchased manufactured home loans totaling $320,000 and Splash unsecured consumer loans totaling $438,000. The allowance for credit losses on loans as a percentage of total loans was 1.10% at March 31, 2023, increasing from 1.04% at the prior quarter end and increasing from 1.09% reported one year earlier.

$ in thousands	1Q 23	4Q 22	3Q 22	2Q 22	1Q 22
Allowance for credit losses on loans to total loans	1.10%	1.04%	1.06%	1.07%	1.09%
Allowance for credit losses on loans to nonperforming loans	661	900	463	1269	1227
Nonperforming loans to total loans	0.17	0.12	0.22	0.08	0.09
Net charge-off ratio (annualized)	0.25	0.11	0.06	(0.03)	0.00

Total nonperforming loans	$2,633	$1,790	$3,517	$1,241	$1,233

Reserve for unfunded commitments	$1,336	$325	$331	$358	$368

Capital

Total shareholders’ equity increased to $160.3 million at March 31, 2023, compared to $158.3 million three months earlier, due to $3.5 million of net income and an increase in the fair market value of the investment securities portfolio, net of taxes, of $3.7 million, partially offset by a $3.0 million decrease for the cumulative CECL adjustment, a $1.4 million decrease in the fair market value of derivatives, net of taxes and the cost of repurchased shares. Bond values increased quarter-over-quarter as the economic outlook on long-term rates fell, partially influenced by the recent bank failures.

Tangible book value per common share* was $16.38 at March 31, 2023, compared to $16.13 at December 31, 2022, and $17.56 at March 31, 2022. Book value per common share was $16.57 at March 31, 2023, compared to $16.31 at December 31, 2022, and $17.77 at March 31, 2022.

Capital levels for both the Company and its operating bank, First Fed, remain in excess of applicable regulatory requirements and the Bank was categorized as "well-capitalized" at March 31, 2023. Common Equity Tier 1 and Total Risk-Based Capital Ratios at March 31, 2023, were 13.3% and 14.4%, respectively.

	1Q 23	4Q 22	3Q 22	2Q 22	1Q 22
Equity to total assets	7.38%	7.75%	7.49%	8.13%	9.14%
Tangible common equity ratio *	7.30	7.67	7.40	8.04	9.04
Capital ratios (First Fed Bank):
Tier 1 leverage	10.41	10.41	10.50	10.41	10.61
Common equity Tier 1 capital	13.34	13.40	13.13	13.21	13.67
Tier 1 risk-based	13.34	13.40	13.13	13.21	13.67
Total risk-based	14.36	14.42	14.16	14.24	14.73

Share Repurchase Program and Cash Dividend

First Northwest continued to return capital to our shareholders through cash dividends and share repurchases during the first quarter of 2023. We repurchased 44,441 shares of common stock under the Company's October 2020 stock repurchase plan at an average price of $14.07 per share for a total of $627,000 during the quarter ended March 31, 2023, leaving 257,586 shares remaining under the plan. In addition, the Company paid cash dividends totaling $671,000 in the first quarter of 2023.

* See reconciliation of Non-GAAP Financial Measures later in this release.

Awards/Recognition

The Company has received several accolades as a leader in the community.

In April 2022, First Fed was recognized as a Top Corporate Citizen by the Puget Sound Business Journal. The Corporate Citizenship Awards honors local corporate philanthropists and companies making significant contributions in the region. The top 25 small, medium and large-sized companies were recognized in addition to nine other honorees last year. First Fed was ranked #3 in the medium-sized company category in 2022 and was ranked #4 in the same category in 2021.

In June 2022, First Fed was named to the Middle Market Fast 50 List by the Puget Sound Business Journal. First Fed also made the Fast 50 list for 2020 and 2021, which recognizes the region's fastest-growing middle market companies.

Additionally, in June 2022 First Fed was named on the Puget Sound Business Journal’s Best Workplaces list. First Fed has been recognized as one the top 100 workplaces in Washington, as voted for two years in row by each company’s own employees.

In September 2022, the First Fed team was honored to bring home the Gold for Best Bank in the Best of the Northwest survey hosted by Bellingham Alive.

In October 2022, First Fed was also recognized in the Best of the Peninsula surveys, winning Best Bank for both Clallam and Jefferson counties. The Bank was a finalist for Best Bank on Bainbridge Island and Central Kitsap. Also, First Fed received Best Financial Advisor in Jefferson.

About the Company

First Northwest Bancorp (Nasdaq: FNWB) is a financial holding company engaged in investment activities including the business of its subsidiary, First Fed Bank. First Fed is a Pacific Northwest-based financial institution which has served its customers and communities since 1923. Currently First Fed has 16 locations in Washington state including 12 full-service branches. First Fed’s business and operating strategy is focused on building sustainable earnings by delivering a full array of financial products and services for individuals, small businesses, non-profit organizations, and commercial customers. In 2022, First Northwest made an investment in The Meriwether Group, LLC, a boutique investment banking and accelerator firm. Additionally, First Northwest focuses on strategic partnerships to provide modern financial services such as digital payments and marketplace lending. First Northwest Bancorp was incorporated in 2012 and completed its initial public offering in 2015 under the ticker symbol FNWB. The Company is headquartered in Port Angeles, Washington.

Forward-Looking Statements

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety of factors including, but not limited to: increased competitive pressures; changes in the interest rate environment; the credit risks of lending activities; pressures on liquidity, including as a result of withdrawals of deposits or declines in the value of our investment portfolio; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in the Company’s latest Annual Report on Form 10-K and other filings with the Securities and Exchange Commission ("SEC"),which are available on our website at www.ourfirstfed.com and on the SEC’s website at www.sec.gov.

Any of the forward-looking statements that we make in this Press Release and in the other public statements we make may turn out to be incorrect because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Because of these and other uncertainties, our actual future results may be materially different from those expressed or implied in any forward-looking statements made by or on our behalf and the Company's operating and stock price performance may be negatively affected. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for 2023 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us and could negatively affect the Company’s operations and stock price performance.

For More Information Contact:

Matthew P. Deines, President and Chief Executive Officer

Geri Bullard, EVP and Chief Financial Officer

IRGroup@ourfirstfed.com

360-457-0461

FIRST NORTHWEST BANCORP AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share data) (Unaudited)

	March 31, 2023	December 31, 2022	March 31, 2022	Three Month Change	One Year Change
ASSETS
Cash and due from banks	$17,844	$17,104	$16,271	4.3%	9.7%
Interest-earning deposits in banks	122,773	28,492	66,257	330.9	85.3
Investment securities available for sale, at fair value	329,086	326,569	377,695	0.8	-12.9
Loans held for sale	—	597	1,334	-100.0	-100.0
Loans receivable (net of allowance for credit losses loans $17,396, $16,116, and $15,127)	1,562,068	1,531,435	1,370,589	2.0	14.0
Federal Home Loan Bank (FHLB) stock, at cost	15,602	11,681	8,122	33.6	92.1
Accrued interest receivable	7,205	6,743	5,696	6.9	26.5
Premises and equipment, net	18,252	18,089	21,050	0.9	-13.3
Servicing rights on sold loans, at fair value	4,224	3,887	4,046	8.7	4.4
Bank-owned life insurance, net	39,878	39,665	39,570	0.5	0.8
Equity and partnership investments	14,392	14,289	3,777	0.7	281.0
Goodwill and other intangible assets, net	1,088	1,089	1,180	-0.1	-7.8
Deferred tax asset, net	14,211	14,091	5,809	0.9	144.6
Prepaid expenses and other assets	25,471	28,339	22,886	-10.1	11.3
Total assets	$2,172,094	$2,042,070	$1,944,282	6.4%	11.7%

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits	$1,594,208	$1,564,255	$1,549,414	1.9%	2.9%
Borrowings	379,377	285,358	184,250	32.9	105.9
Accrued interest payable	508	455	13	11.6	3,807.7
Accrued expenses and other liabilities	35,255	32,344	30,691	9.0	14.9
Advances from borrowers for taxes and insurance	2,410	1,376	2,138	75.1	12.7
Total liabilities	2,011,758	1,883,788	1,766,506	6.8	13.9

Shareholders' Equity
Preferred stock, $0.01 par value, authorized 5,000,000 shares, no shares issued or outstanding	—	—	—	n/a	n/a
Common stock, $0.01 par value, authorized 75,000,000 shares; issued and outstanding 9,674,055 at March 31, 2023; issued and outstanding 9,703,581 at December 31, 2022; and issued and outstanding 10,003,622 at March 31, 2022	97	97	100	0.0	-3.0
Additional paid-in capital	95,333	95,508	96,473	-0.2	-1.2
Retained earnings	114,139	114,424	105,546	-0.2	8.1
Accumulated other comprehensive loss, net of tax	(38,108)	(40,543)	(15,153)	6.0	-151.5
Unearned employee stock ownership plan (ESOP) shares	(7,749)	(7,913)	(8,407)	2.1	7.8
Total parent's shareholders' equity	163,712	161,573	178,559	1.3	-8.3
Noncontrolling interest in Quin Ventures, Inc.	(3,376)	(3,291)	(783)	-2.6	-331.2
Total shareholders' equity	160,336	158,282	177,776	1.3	-9.8
Total liabilities and shareholders' equity	$2,172,094	$2,042,070	$1,944,282	6.4%	11.7%

FIRST NORTHWEST BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share data) (Unaudited)

	Quarter Ended
	March 31, 2023	December 31, 2022	March 31, 2022	Three Month Change	One Year Change
INTEREST INCOME
Interest and fees on loans receivable	$19,504	$20,240	$14,536	-3.6%	34.2%
Interest on investment securities	3,182	3,059	2,275	4.0	39.9
Interest on deposits in banks	404	173	38	133.5	963.2
FHLB dividends	192	189	52	1.6	269.2
Total interest income	23,282	23,661	16,901	-1.6	37.8
INTEREST EXPENSE
Deposits	4,353	2,434	717	78.8	507.1
Borrowings	2,624	2,297	698	14.2	275.9
Total interest expense	6,977	4,731	1,415	47.5	393.1
Net interest income	16,305	18,930	15,486	-13.9	5.3
(Recapture of) provision for credit losses	(500)	285	—	-275.4	100.0
Net interest income after (recapture of) provision for credit losses	16,805	18,645	15,486	-9.9	8.5
NONINTEREST INCOME
Loan and deposit service fees	1,141	1,163	1,173	-1.9	-2.7
Sold loan servicing fees and servicing right mark-to-market	493	202	432	144.1	14.1
Net gain on sale of loans	176	55	253	220.0	-30.4
Net gain on sale of investment securities	—	—	126	n/a	-100.0
Increase in cash surrender value of bank-owned life insurance	226	230	252	-1.7	-10.3
Income from death benefit on bank-owned life insurance, net	—	1,489	—	-100.0	n/a
Other income	298	229	167	30.1	78.4
Total noninterest income	2,334	3,368	2,403	-30.7	-2.9
NONINTEREST EXPENSE
Compensation and benefits	7,837	8,357	8,803	-6.2	-11.0
Data processing	2,038	2,119	1,772	-3.8	15.0
Occupancy and equipment	1,209	1,300	1,167	-7.0	3.6
Supplies, postage, and telephone	355	333	313	6.6	13.4
Regulatory assessments and state taxes	389	372	361	4.6	7.8
Advertising	1,041	486	752	114.2	38.4
Professional fees	806	762	559	5.8	44.2
FDIC insurance premium	257	235	223	9.4	15.2
Other expense	939	1,179	881	-20.4	6.6
Total noninterest expense	14,871	15,143	14,831	-1.8	0.3
Income before provision for income taxes	4,268	6,870	3,058	-37.9	39.6
Provision for income taxes	825	1,008	554	-18.2	48.9
Net income	3,443	5,862	2,504	-41.3	37.5
Net loss attributable to noncontrolling interest in Quin Ventures, Inc.	85	198	302	-57.1	-71.9
Net income attributable to parent	$3,528	$6,060	$2,806	-41.8%	25.7%

Basic and diluted earnings per common share	$0.39	$0.66	$0.30	-40.9%	30.0%

FIRST NORTHWEST BANCORP AND SUBSIDIARY

Selected Financial Ratios and Other Data

(Dollars in thousands, except per share data) (Unaudited)

	As of or For the Quarter Ended
	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Performance ratios: (1)
Return on average assets	0.70%	1.18%	0.85%	0.51%	0.60%
Return on average equity	8.98	15.26	10.12	5.75	6.01
Average interest rate spread	3.14	3.72	3.72	3.65	3.43
Net interest margin (2)	3.46	3.96	3.88	3.77	3.53
Efficiency ratio (3)	79.8	67.9	74.9	87.2	82.9
Equity to total assets	7.38	7.75	7.49	8.13	9.14
Average interest-earning assets to average interest-bearing liabilities	122.4	124.8	128.6	130.0	132.3
Book value per common share	$16.57	$16.31	$15.69	$16.60	$17.77

Tangible performance ratios:
Tangible assets (4)	$2,170,202	$2,040,267	$2,089,454	$2,029,702	$1,942,151
Tangible common equity (4)	158,444	156,479	154,612	163,224	175,645
Tangible common equity ratio (4)	7.30%	7.67%	7.40%	8.04%	9.04%
Return on tangible common equity (4)	9.08	15.45	10.23	5.82	6.09
Tangible book value per common share (4)	$16.38	$16.13	$15.50	$16.40	$17.56

Asset quality ratios:
Nonperforming assets to total assets at end of period (5)	0.12%	0.09%	0.17%	0.06%	0.06%
Nonperforming loans to total loans (6)	0.17	0.12	0.22	0.08	0.09
Allowance for credit losses on loans to nonperforming loans (6)	660.69	900.34	462.70	1268.90	1226.85
Allowance for credit losses on loans to total loans	1.10	1.04	1.06	1.07	1.09
Annualized net charge-offs (recoveries) to average outstanding loans	0.25	0.11	0.06	(0.03)	0.00

Capital ratios (First Fed Bank):
Tier 1 leverage	10.4%	10.4%	10.5%	10.4%	10.6%
Common equity Tier 1 capital	13.3	13.4	13.1	13.2	13.7
Tier 1 risk-based	13.3	13.4	13.1	13.2	13.7
Total risk-based	14.4	14.4	14.2	14.2	14.7

Other Information:
Average total assets	$2,050,210	$2,039,016	$1,996,765	$1,963,665	$1,899,717
Average total loans	1,552,299	1,554,276	1,500,508	1,455,038	1,345,279
Average interest-earning assets	1,909,271	1,895,799	1,859,396	1,836,202	1,777,704
Average noninterest-bearing deposits	294,235	326,450	342,944	344,827	328,304
Average interest-bearing deposits	1,288,429	1,243,185	1,224,548	1,223,888	1,221,323
Average interest-bearing liabilities	1,559,983	1,519,106	1,446,428	1,412,327	1,343,216
Average equity	159,319	157,590	168,264	173,584	189,455
Average shares -- basic	8,911,294	9,069,493	9,093,821	9,094,894	9,130,168
Average shares -- diluted	8,939,601	9,106,453	9,138,123	9,166,131	9,225,368

(1)	Performance ratios are annualized, where appropriate.
(2)	Net interest income divided by average interest-earning assets.
(3)	Total noninterest expense as a percentage of net interest income and total other noninterest income.
(4)	See reconciliation of Non-GAAP Financial Measures later in this release.
(5)	Nonperforming assets consists of nonperforming loans (which include nonaccruing loans and accruing loans more than 90 days past due), real estate owned and repossessed assets.
(6)	Nonperforming loans consists of nonaccruing loans and accruing loans more than 90 days past due.

FIRST NORTHWEST BANCORP AND SUBSIDIARY

ADDITIONAL INFORMATION

(Dollars in thousands) (Unaudited)

Selected loan detail:

	March 31, 2023	December 31, 2022	March 31, 2022	Three Month Change	One Year Change
	(In thousands)
Commercial business loans breakout
PPP loans	$72	$86	$6,992	$(14)	$(6,920)
Secured lines of credit	30,723	15,279	10,988	15,444	19,735
Unsecured lines of credit	588	1,276	2,300	(688)	(1,712)
SBA loans	8,805	8,056	4,349	749	4,456
Other commercial business loans	59,798	52,230	29,150	7,568	30,648
Total commercial business loans	$99,986	$76,927	$53,779	$23,059	$46,207

Auto and other consumer loans breakout
Triad Manufactured Home loans	$102,424	$89,011	$88,563	$13,413	$13,861
Woodside auto loans	123,337	122,961	108,106	376	15,231
First Help auto loans	6,281	5,084	7,215	1,197	(934)
Other auto loans	7,350	8,182	12,379	(832)	(5,029)
Other consumer loans	11,910	13,675	5,045	(1,765)	6,865
Total auto and other consumer loans	$251,302	$238,913	$221,308	$12,389	$29,994

Construction and land loans breakout
1-4 Family construction	$87,269	$77,138	$70,827	$10,131	$16,442
Multifamily construction	51,788	76,345	83,206	(24,557)	(31,418)
Acquisition-renovation	7,096	19,247	31,066	(12,151)	(23,970)
Nonresidential construction	6,909	9,218	10,712	(2,309)	(3,803)
Land and development	8,600	11,698	12,045	(3,098)	(3,445)
Total construction and land loans	$161,662	$193,646	$207,856	$(31,984)	$(46,194)

FIRST NORTHWEST BANCORP AND SUBSIDIARY

ADDITIONAL INFORMATION

(Dollars in thousands) (Unaudited)

Non-GAAP Financial Measures

This press release contains financial measures that are not defined in generally accepted accounting principles ("GAAP"). Non-GAAP measures are presented where management believes the information will help investors understand the Company’s results of operations or financial position and assess trends. Where non-GAAP financial measures are used, the comparable GAAP financial measure is also provided. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, and are not necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of the GAAP and non-GAAP measures are presented below.

Calculations Based on Tangible Common Equity:

	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
	(Dollars in thousands, except per share data)
Total shareholders' equity	$160,336	$158,282	$156,599	$165,154	$177,776
Less: Goodwill and other intangible assets	1,088	1,089	1,173	1,176	1,180
Disallowed non-mortgage loan servicing rights	804	714	814	754	951
Total tangible common equity	$158,444	$156,479	$154,612	$163,224	$175,645

Total assets	$2,172,094	$2,042,070	$2,091,441	$2,031,632	$1,944,282
Less: Goodwill and other intangible assets	1,088	1,089	1,173	1,176	1,180
Disallowed non-mortgage loan servicing rights	804	714	814	754	951
Total tangible assets	$2,170,202	$2,040,267	$2,089,454	$2,029,702	$1,942,151

Average shareholders' equity	$159,319	$157,590	$168,264	$173,584	$189,455
Less: Average goodwill and other intangible assets	1,089	1,171	1,175	1,179	1,182
Average disallowed non-mortgage loan servicing rights	715	813	755	949	1,381
Total average tangible common equity	$157,515	$155,606	$166,334	$171,456	$186,892

Tangible common equity ratio (1)	7.30%	7.67%	7.40%	8.04%	9.04%
Net income	$3,528	$6,060	$4,291	$2,488	$2,806
Return on tangible common equity (1)	9.08%	15.45%	10.23%	5.82%	6.09%
Common shares outstanding	9,674,055	9,703,581	9,978,041	9,950,172	10,003,622
Tangible book value per common share (1)	$16.38	$16.13	$15.50	$16.40	$17.56
GAAP Ratios:
Equity to total assets	7.38%	7.75%	7.49%	8.13%	9.14%
Return on average equity	8.98%	15.26%	10.12%	5.75%	6.01%
Book value per common share	$16.57	$16.31	$15.69	$16.60	$17.77

Non-GAAP Financial Measures Footnote

(1)

We believe these non-GAAP metrics provide an important measure with which to analyze and evaluate financial condition and capital strength. In addition, we believe that use of tangible equity and tangible assets improves the comparability to other institutions that have not engaged in acquisitions that resulted in recorded goodwill and other intangibles.